Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Lyft, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Lyft, Inc. 2019 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	17,246,911(2)	$36.69(4)	$632,789,164.59	0.0000927	$58,659.56
Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Lyft, Inc. 2019 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	3,449,382(3)	$31.19(5)	$107,586,224.58	0.0000927	$9,973.25
Total Offering Amounts					$740,375,389.17		$68,632.81
Total Fee Offsets(6)							—
Net Fee Due							$68,632.81

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) and the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.
(2)Reflects an automatic increase to the number of shares of Class A common stock reserved for issuance pursuant to future awards under the 2019 Plan, which annual increase is provided for in the 2019 Plan.
(3)Reflects an automatic increase to the number of shares of Class A common stock reserved for issuance under the 2019 ESPP, which annual increase is provided for in the 2019 ESPP.
(4)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $36.69 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 24, 2022.
(5)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of 85% of $36.69 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 24, 2022. Pursuant to the 2019 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2019 ESPP).
(6)The Registrant does not have any fee offsets.

Table 2 – Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources